Exhibit 99.1

Pitney Bowes Announces Fourth Quarter and Full Year 2022 Financial Results

STAMFORD, Conn--(BUSINESS WIRE)--January 31, 2023--Pitney Bowes (NYSE: PBI), a global shipping and mailing company that provides technology, logistics, and financial services, today announced its financial results for the fourth quarter and full year 2022.

“We have made important progress in the quarter against several initiatives that are key to our long-term objectives,” said Marc B. Lautenbach, President and Chief Executive Officer. “Although financial performance did not meet our expectations, we have seen significant improvements which lay the groundwork for future success. Our SendTech and Presort businesses continued to deliver a solid and predictable performance, reaping the benefits of the investments we have made in those businesses over the last several years. Importantly, our Financial Services business performed very well and Global Ecommerce made substantial progress in ramping network volumes, profitability, and service levels.”

Fourth Quarter Financial Highlights

  Revenue in the quarter was $909 million, a decrease of 8 percent on a reported basis and flat on a comparable basis (1)
  GAAP EPS was $0.04 and Adjusted EPS was $0.06 in the quarter versus $0.01 and $0.06, respectively, in fourth quarter 2021
  Adjusted EBIT was $49 million compared to $38 million in third quarter 2022 and $47 million in fourth quarter 2021
  GAAP cash from operating activities was $167 million; Free Cash Flow was $108 million
  Cash and short-term investments were $681 million at the end of the year

(1) Comparable basis is defined in the “Business Segment Reporting” section of the press release

Fourth Quarter Business Highlights

  Global Ecommerce processed 54 million in Domestic Parcel volume, ending the quarter with an annualized exit rate of approximately 200 million
  Global Ecommerce gross margins improved 300 basis points versus prior year, but short of our expectations
  Presort grew year-over-year revenues and expanded EBIT margins by 440 basis points versus third quarter 2022
  SendTech shipping-related revenues grew 30 percent year-over-year

Full Year 2022 Financial Highlights

  Revenue of $3.5 billion, a decrease of 4 percent on a reported basis and flat on a comparable basis
  GAAP EPS was $0.21 in 2022 versus ($0.01) in 2021; Adjusted EPS was $0.15 in 2022 versus $0.32 in 2021
  Adjusted EBIT was $179 million in 2022 compared to $203 million in 2021
  GAAP cash from operating activities and Free Cash Flow were $176 million and $68 million, respectively

Full Year 2022 Business Highlights

  Global Ecommerce processed Domestic Parcel volumes of 170 million, grew Domestic Parcel revenue 10 percent, and expanded unit margins by $0.34 versus prior year
  Presort processed 16 billion pieces of mail and grew revenue by 5 percent
  SendTech grew equipment sales by 4 percent on a constant currency basis and increased finance receivables by $44 million to $1.2 billion
  SendTech introduced the Shipping 360 Platform and launched PitneyShip Pro, which helped drive shipping-related revenue growth of 22 percent

Earnings per share results are summarized in the table below

	Fourth Quarter		Full Year
	2022	2021	2022	2021
GAAP EPS	$0.04	$0.01	$0.21	($0.01)
Discontinued Operations	-	-	-	$0.03
GAAP EPS from Continuing Operations	$0.04	$0.01	$0.21	$0.02
Loss on Debt Redemption/Refinancing	-	-	$0.02	$0.24
Restructuring Charges	$0.03	$0.03	$0.08	$0.08
Gain on Sale of Assets	-	-	($0.06)	($0.01)
Gain on Sale of Businesses (1)	($0.01)	$0.01	($0.09)	($0.01)
Adjusted EPS (2)	$0.06	$0.06	$0.15	$0.32

(1) Includes transaction costs associated with sale of businesses
(2) The sum of the earnings per share may not equal the totals due to rounding.

Business Segment Reporting

We are presenting revenue growth on a comparable basis, which excludes three items, the impacts of foreign currency, the impact of the divestiture of the Borderfree business effective July 1, 2022, and the impact of a change in the presentation of revenue for certain services effective October 1, 2022, from a gross basis to net basis due to an adjustment in terms of one of our contracts with the United States Postal Service. This change in revenue presentation impacts both our Global Ecommerce and SendTech Solutions segments. The impacts of each of the above items on revenue can be found in the accompanying financial schedules.

Global Ecommerce

Global Ecommerce provides business to consumer logistics services for domestic and cross-border delivery, returns and fulfillment.

	Fourth Quarter
($ millions)	2022	2021	% Change Reported	% Change Comparable Basis
Revenue	$410	$473	(13%)	0%
EBITDA	($6)	($20)	72%
EBIT	($23)	($41)	43%
	Full Year
($ millions)	2022	2021	% Change Reported	% Change Comparable Basis
Revenue	$1,576	$1,703	(7%)	(2%)
EBITDA	($22)	($20)	(13%)
EBIT	($100)	($99)	(2%)

Continued improvement in Domestic Parcel was offset by weakness in Cross-border. Domestic Parcel volumes were 54 million in the quarter, growing 16 percent year-over-year. Domestic Parcel volume growth drove revenue growth on a comparable basis. Cross-border volumes and revenue declined due to continued pressure from a strong US Dollar and softer international ecommerce activity.

Domestic Parcel unit gross margin improved $0.21 versus third quarter 2022, driving higher segment margins. A higher-than-expected mix of light weight parcels received late in the quarter contributed to lower-than-expected profitability.

Presort Services

Presort Services provides sortation services that enable clients to qualify for USPS workshare discounts in First Class Mail, Marketing Mail, Marketing Mail Flats and Bound Printed Matter.

	Fourth Quarter
($ millions)	2022	2021	% Change Reported
Revenue	$158	$156	1%
EBITDA	$37	$30	22%
EBIT	$29	$23	25%
	Full Year
($ millions)	2022	2021	% Change Reported
Revenue	$602	$573	5%
EBITDA	$110	$107	3%
EBIT	$82	$80	3%

Revenue growth in the quarter was driven by new client additions and higher revenue per piece. Growth was partially offset by lower volumes from existing clients.

EBIT margins in the fourth quarter improved 440 basis points sequentially and 360 basis points versus prior year, driven by higher revenue per piece and productivity gains from investments in automation.

SendTech Solutions

Sending Technology Solutions offers physical and digital mailing and shipping technology solutions, financing, services, supplies and other applications for small and medium businesses, retail, enterprise, and government clients around the world to help simplify and save on the sending, tracking and receiving of letters, parcels and flats.

	Fourth Quarter
($ millions)	2022	2021	% Change Reported	% Change Comparable Basis
Revenue	$341	$354	(4%)	0%
EBITDA	$113	$116	(3%)
EBIT	$106	$109	(3%)
	Full Year
($ millions)	2022	2021	% Change Reported	% Change Comparable Basis
Revenue	$1,360	$1,398	(3%)	0%
EBITDA	$430	$459	(6%)
EBIT	$401	$429	(7%)

Revenue was flat compared to prior year on a comparable basis. Strong demand for our new mailing and shipping products drove growth in Equipment sales and Service Revenues in the quarter. Shipping-related revenues grew 30 percent. Financing revenue and Supplies sales declined in the quarter.

Full Year 2023 Guidance

We expect flat to mid-single digit percentage revenue growth on a comparable basis.

We also expect percentage EBIT growth to outpace revenue growth as GEC profitability continues to improve.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global shipping and mailing company that provides technology, logistics, and financial services to more than 90 percent of the Fortune 500. Small business, retail, enterprise, and government clients around the world rely on Pitney Bowes to remove the complexity of sending mail and parcels. For additional information, visit: www.pitneybowes.com

Use of Non-GAAP Measures

Our financial results are reported in accordance with generally accepted accounting principles (GAAP). We also disclose certain non-GAAP measures, such as adjusted earnings before interest and taxes (EBIT), adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted earnings per share (EPS), revenue growth on a comparable basis and free cash flow.

Adjusted EBIT, Adjusted EBITDA and Adjusted EPS exclude the impact of discontinued operations, restructuring charges, gains, losses and costs related to the sale of assets, acquisitions and dispositions, goodwill impairment charges, losses on debt redemptions and refinancings and other unusual or one-time items. Management believes that these non-GAAP measures provide investors greater insight into the underlying operating trends of the business.

We disclose revenue growth on a comparable basis, which excludes three items. First, the comparison excludes the impacts of foreign currency. Second, we are excluding the impact of the divestiture of the Borderfree business effective July 1, 2022. Third, we are excluding the impact of a change in the presentation of revenue beginning in the fourth quarter of 2022, from a gross basis to net basis due to an adjustment in terms of one of our contracts with the United States Postal Service. The change in revenue presentation impacts both our Global Ecommerce and SendTech Solutions segments. The change in revenue presentation does not impact gross profit. Management believes that excluding these items provides investors with a better understanding of the underlying revenue performance.

Free cash flow adjusts cash flow from operations calculated in accordance with GAAP for discontinued operations, capital expenditures, restructuring payments, changes in customer deposits held at the Pitney Bowes Bank and other special items. Management believes free cash flow provides investors better insight into the amount of cash available for other discretionary uses.

Segment EBIT is the primary measure of profitability and operational performance at the segment level and is determined by deducting from segment revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, unallocated corporate expenses, restructuring charges, goodwill impairment charges, and other items not allocated to a segment. The Company also reports segment EBITDA as an additional useful measure of segment profitability and operational performance.

Complete reconciliations of non-GAAP measures to comparable GAAP measures can be found in the attached financial schedules and at the Company's web site at www.pb.com/investorrelations

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about future revenue and earnings guidance and future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. While conditions related to the COVID-19 pandemic have improved, the pandemic continues to be dynamic, and near-term challenges across the economy remain and the effects that they may have on our, and our clients' businesses remain uncertain. Other factors which could cause future financial performance to differ materially from expectations include, without limitation, declining physical mail volumes; changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; the loss of, or significant changes to, United States Postal Service (USPS) commercial programs, or our contractual relationships with the USPS or their performance under those contracts; our ability to continue to grow volumes, gain additional economies of scale and improve profitability within our Global Ecommerce segment; the impacts of inflation and rising prices, higher interest rates and a slow-down in economic activity, including a global recession, to the company, our clients and retail consumers, and the loss of some of our larger clients in our Global Ecommerce and Presort Services segments; and other factors as more fully outlined in the Company's 2021 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission during 2022. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue, EBIT and EBITDA by business segment; and reconciliations of GAAP to non-GAAP measures for the three and twelve months ended December 31, 2022 and 2021, and consolidated balance sheets at December 31, 2022 and December 31, 2021 are attached.

Pitney Bowes Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Revenue:
Business services	$582,674	$645,814	$2,249,941	$2,334,674
Support services	112,572	113,622	438,191	460,888
Financing	67,424	71,217	274,508	294,418
Equipment sales	92,150	93,834	354,960	350,138
Supplies	37,425	40,348	154,186	159,438
Rentals	16,446	18,877	66,256	74,005
Total revenue	908,691	983,712	3,538,042	3,673,561

Costs and expenses:
Cost of business services	500,732	579,913	1,934,206	2,034,477
Cost of support services	37,366	37,060	148,829	149,706
Financing interest expense	13,962	11,690	51,789	47,059
Cost of equipment sales	65,662	66,292	253,843	251,914
Cost of supplies	10,704	11,597	43,778	43,980
Cost of rentals	6,053	5,487	25,105	24,427
Selling, general and administrative	226,571	224,847	905,570	924,163
Research and development	11,257	13,781	43,657	46,777
Restructuring charges	6,043	7,569	18,715	19,003
Interest expense, net	23,164	23,070	89,980	96,886
Other components of net pension and postretirement expense	1,079	302	4,308	1,010
Other (income) expense, net	(1,319)	633	(21,618)	41,574
Total costs and expenses	901,274	982,241	3,498,162	3,680,976

Income (loss) from continuing operations before taxes	7,417	1,471	39,880	(7,415)
Provision (benefit) for income taxes	1,121	(320)	2,940	(10,922)
Income from continuing operations	6,296	1,791	36,940	3,507
Loss from discontinued operations, net of tax	-	(524)	-	(4,858)
Net income (loss)	$6,296	$1,267	$36,940	$(1,351)

Basic earnings (loss) per share:
Continuing operations	$0.04	$0.01	$0.21	$0.02
Discontinued operations	-	-	-	(0.03)
Net income (loss)	$0.04	$0.01	$0.21	$(0.01)

Diluted earnings (loss) per share:
Continuing operations	$0.04	$0.01	$0.21	$0.02
Discontinued operations	-	-	-	(0.03)
Net income (loss)	$0.04	$0.01	$0.21	$(0.01)

Weighted-average shares used in diluted earnings per share	177,999	179,506	177,252	179,105

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands)

Assets	December 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$669,981	$732,480
Short-term investments	11,172	14,440
Accounts and other receivables, net	343,557	334,630
Short-term finance receivables, net	564,972	560,680
Inventories	83,720	78,588
Current income taxes	8,790	13,894
Other current assets and prepayments	115,824	157,341
Total current assets	1,798,016	1,892,053
Property, plant and equipment, net	420,672	429,162
Rental property and equipment, net	27,487	34,774
Long-term finance receivables, net	627,124	587,427
Goodwill	1,066,951	1,135,103
Intangible assets, net	77,944	132,442
Operating lease assets	296,129	208,428
Noncurrent income taxes	47,662	68,398
Other assets	380,419	471,084
Total assets	$4,742,404	$4,958,871

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$907,083	$922,543
Customer deposits at Pitney Bowes Bank	628,072	632,062
Current operating lease liabilities	52,576	40,299
Current portion of long-term debt	32,764	24,739
Advance billings	105,207	99,280
Current income taxes	3,150	9,017
Total current liabilities	1,728,852	1,727,940
Long-term debt	2,172,502	2,299,099
Deferred taxes on income	263,131	286,445
Tax uncertainties and other income tax liabilities	23,841	31,935
Noncurrent operating lease liabilities	265,696	192,092
Other noncurrent liabilities	227,729	308,728
Total liabilities	4,681,751	4,846,239

Stockholders' equity:
Common stock	323,338	323,338
Additional paid-in-capital	-	2,485
Retained earnings	5,125,677	5,169,270
Accumulated other comprehensive loss	(835,564)	(780,312)
Treasury stock, at cost	(4,552,798)	(4,602,149)
Total stockholders' equity	60,653	112,632
Total liabilities and stockholders' equity	$4,742,404	$4,958,871

Pitney Bowes Inc.
Business Segment Revenue
(Unaudited; in thousands)

	Three months ended December 31,			Twelve months ended December 31,
	2022	2021	% Change	2022	2021	% Change

Global Ecommerce
Revenue, as reported	$409,725	$473,054	(13%)	$1,576,348	$1,702,580	(7%)
Impact of change in revenue presentation		(44,228)			(44,228)
Impact of Borderfree divestiture		(16,384)			(30,024)
Comparable revenue before currency (1)	409,725	412,442	(1%)	1,576,348	1,628,328	(3%)
Impact of currency on revenue	4,726			12,643
Comparable revenue	$414,451	$412,442	0%	$1,588,991	$1,628,328	(2%)

Presort Services
Revenue, as reported	$157,714	$156,439	1%	$602,016	$573,480	5%
Impact of currency on revenue	-			-
Revenue at constant currency	$157,714	$156,439	1%	602,016	$573,480	5%

Sending Technology Solutions
Revenue, as reported	$341,252	$354,219	(4%)	$1,359,678	$1,397,501	(3%)
Impact of change in revenue presentation		(3,102)			(3,102)
Comparable revenue before currency (1)	341,252	351,117	(3%)	1,359,678	1,394,399	(2%)
Impact of currency on revenue	8,311			28,517
Comparable revenue	$349,563	$351,117	(0%)	$1,388,195	$1,394,399	(0%)

Consolidated
Revenue, as reported	$908,691	$983,712	(8%)	$3,538,042	$3,673,561	(4%)
Impact of change in revenue presentation		(47,330)			(47,330)
Impact of Borderfree divestiture		(16,384)			(30,024)
Comparable revenue before currency (1)	908,691	919,998	(1%)	3,538,042	3,596,207	(2%)
Impact of currency on revenue	13,037			41,160
Comparable revenue	$921,728	$919,998	0%	$3,579,202	$3,596,207	(0%)

(1)	Revenue on a comparable basis before currency for 2021 excludes the impact of the change in revenue presentation for certain services from a gross basis to net basis for the fourth quarter of 2021 and the revenue from the Borderfree business for the third and fourth quarters of 2021.

Pitney Bowes Inc.
Business Segment EBIT & EBITDA
(Unaudited; in thousands)

	Three months ended December 31,
	2022			2021			% change
	EBIT (1)	D&A	EBITDA	EBIT (1)	D&A	EBITDA	EBIT	EBITDA

Global Ecommerce	$(22,906)	$17,390	$(5,516)	$(40,516)	$20,957	$(19,559)	43%	72%
Presort Services	29,386	7,438	36,824	23,474	6,711	30,185	25%	22%
Sending Technology Solutions	105,535	7,330	112,865	108,874	7,116	115,990	(3%)	(3%)
Segment total	$112,015	$32,158	144,173	$91,832	$34,784	126,616	22%	14%

Reconciliation of Segment EBITDA to Net Income:
Segment depreciation and amortization			(32,158)			(34,784)
Unallocated corporate expenses			(62,748)			(44,817)
Restructuring charges			(6,043)			(7,569)
Gain (loss) on sale of businesses, including transaction costs			1,319			(2,582)
Loss on debt redemption/refinancing			-			(633)
Interest, net			(37,126)			(34,760)
(Provision) benefit for income taxes			(1,121)			320
Income from continuing operations			6,296			1,791
Loss from discontinued operations, net of tax			-			(524)
Net income			$6,296			$1,267

	Twelve months ended December 31,
	2022			2021			% change
	EBIT (1)	D&A	EBITDA	EBIT (1)	D&A	EBITDA	EBIT	EBITDA

Global Ecommerce	$(100,308)	$78,296	$(22,012)	$(98,673)	$79,128	$(19,545)	(2%)	(13%)
Presort Services	82,430	28,039	110,469	79,721	27,243	106,964	3%	3%
Sending Technology Solutions	400,909	29,489	430,398	429,415	29,951	459,366	(7%)	(6%)
Segment Total	$383,031	$135,824	518,855	$410,463	$136,322	546,785	(7%)	(5%)

Reconciliation of Segment EBITDA to Net Income (Loss):
Segment depreciation and amortization			(135,824)			(136,322)
Unallocated corporate expenses			(204,251)			(207,774)
Restructuring charges			(18,715)			(19,003)
Gain on sale of assets			14,372			1,434
Gain on sale of business, including transaction costs			12,205			7,619
Loss on debt redemption/refinancing			(4,993)			(56,209)
Interest, net			(141,769)			(143,945)
(Provision) benefit for income taxes			(2,940)			10,922
Income from continuing operations			36,940			3,507
Loss from discontinued operations, net of tax			-			(4,858)
Net income (loss)			$36,940			$(1,351)

(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges, and other items that are not allocated to a particular business segment. In 2022, we refined the methodology for allocating transportation costs between Global Ecommerce and Presort Services, resulting in an increase in Global Ecommerce EBIT and a corresponding decrease in Presort Services EBIT of $1 million and $10 million for the three and twelve months ended December 31, 2022, respectively.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021

Reconciliation of reported net income (loss) to adjusted EBIT and EBITDA
Net income (loss)	$6,296	$1,267	$36,940	$(1,351)
Loss from discontinued operations, net of tax	-	524	-	4,858
Provision (benefit) for income taxes	1,121	(320)	2,940	(10,922)
Income (loss) from continuing operations before taxes	7,417	1,471	39,880	(7,415)
Restructuring charges	6,043	7,569	18,715	19,003
Gain on sale of assets	-	-	(14,372)	(1,434)
(Gain) loss on sale of businesses, including transaction costs	(1,319)	2,582	(12,205)	(7,619)
Loss on debt redemption/refinancing	-	633	4,993	56,209
Adjusted net income before tax	12,141	12,255	37,011	58,744
Interest, net	37,126	34,760	141,769	143,945
Adjusted EBIT	49,267	47,015	178,780	202,689
Depreciation and amortization	39,064	41,634	163,816	162,859
Adjusted EBITDA	$88,331	$88,649	$342,596	$365,548

Reconciliation of reported diluted earnings (loss) per share to adjusted diluted earnings per share
Diluted earnings (loss) per share	$0.04	$0.01	$0.21	$(0.01)
Restructuring charges	0.03	0.03	0.08	0.08
Gain on sale of assets	-	-	(0.06)	(0.01)
(Gain) loss on sale of businesses, including transaction costs	(0.01)	0.01	(0.09)	(0.01)
Loss on debt redemption/refinancing	-	-	0.02	0.24
Loss from discontinued operations, net of tax	-	-	-	0.03
Adjusted diluted earnings per share (1)	$0.06	$0.06	$0.15	$0.32

(1) The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash from operating activities	$166,754	$85,341	$175,983	$301,515
Capital expenditures	(27,307)	(43,135)	(124,840)	(184,042)
Restructuring payments	3,645	7,143	15,406	21,990
Change in customer deposits at PB Bank	(35,349)	(10,650)	(3,990)	14,862
Transaction costs paid	379	-	5,779	-
Free cash flow	$108,122	$38,699	$68,338	$154,325

Contacts

Editorial -
Bill Hughes
Chief Communications Officer
203.351.6785

Financial -
Ned Zachar, CFA
VP, Investor Relations
203.614.1092

Alex Brown
Senior Manager, Investor Relations
203.351.7639